Exhibit 99.2

Focus Enhancements Third Quarter 2007 Results Call & UWB Presentation & Demo

November 12, 2007

4:30 p.m. ET

[ ] -	Bracketed items have been inserted by Focus Enhancements for clarification purposes and were not part of the original audio transcript.

GARY WILLIAMS:  Thank you and welcome to Focus Enhancements’ third quarter conference call.  I am Gary Williams, chief financial officer.  We are pleased you are joining us today.  We have people joining us live in New York on the phone and via Webcast.  When we come to the question-and-answer session, we will ask all participants to use the microphone so that we can hear your question.  With us, this afternoon, are Brett Moyer, chief executive officer; Tom Hamilton, executive vice president and general manager of the Semiconductor Group; and Tony Parker, vice president of product marketing for our Semiconductor Group.  If you need a copy of the press release, please visit our Web site at www.focusinfo.com.

This presentation contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  We refer you to the risk factors and the company’s Form 10-K for the year ended December 31, 2006, and Form 10-Q, for the quarter ended June 30, 2007.  And the company assumes no obligation to update any forward-looking statements.

This afternoon, Brett will provide you an overview of the quarter, and a discussion on product and strategy.  I will review the financial results after which Brett will provide the financial outlook.  We will then move directly to our UWB presentation and demonstration.  The Q&A session will follow the presentation.  Since, we have many questions — we may have questions from our call in participants, we ask for your patients.  With that, I’ll now turn the call over to Brett.

BRETT MOYER:  Thank you, Gary.  Thanks for joining us today.  Welcome to our third quarter results conference call, and UWB technology presentation and demonstration.  This is a very significant day for the company.  For four years we have been developing our UWB technology.  We expect to compete in this exploding billion dollar market with three competitive advantages: transmitting UWB further and faster and be able to launch the best technology into an established, tier one customer base.  You will leave today’s presentation knowing that we have delivered on these objectives.  You will also learn about a new UWB chip project that has been accelerated on our timeline to help us drive for a dominant position in the industry.

Now, before we go through the UWB presentation, let’s review the quarter.  For the third quarter, we reported revenue at $7.8 million.  This puts on track to reach an expected $30.7 to $31.2 million of revenue for the year with initial UWB revenue anticipated late in the fourth quarter.  During the quarter, we achieved operational milestones in our semiconductor and system business.  In our semiconductor business, all three areas UWB, our TV out chips and our FS 471 we have had achievements.  As projected, we shipped our UWB chip to customers in October and today we will be demonstrating our technology live.  In addition, we will provide more color on the industry and competitive products and their performance.  Before we go into those details, I’ll review a number of other accomplishments.

As planned, we taped out second generation UWB chip in August.  Received it back in September and shipped it to customers in October in a compact economical System-in-Package form factor.  This SiP will transmit significantly faster and farther than our competition, which will be demonstrated after the earnings call today.  As you probably read this morning, we already have a major consumer electronics partner to bring to a market a wireless USB hub and dongle.  Amcor is a global provider of digital lifestyle consumer products and currently its products are available a national retailers, electronic stores, clubs warehouses and online.  We expect to ship production units in first quarter, as the product rolls our and prepares for the retail launch in the second quarter 2008.

Our strategy for UWB is to leverage TV-out relationships.  Our wireless USB and the new FS 471 mobile TV-out encoder chips are being incorporated into reference designs and design starts for leading platform providers for media appliances including smartphones. This quarter, we also announced the availability of our FS- 471 TV-out Daughter Card for the RMI Alchemy 1250 Development Platform.

Now, we are — we have had numerous wins from our flagship TV-out chips, including the Chanceux’s latest iPod docking station, Carport’s newest navigation and personal media player, and Digital Cube’s newest entry in a portable media player, the iStation M43.

Now on to our system business.  During the third quarter, the system business developed — delivered 20 percent revenue growth and a 400 basis point improvement in margins versus Q3 ‘06.  Driven by FireStore which continues to be dominant portable disk reporter worldwide for the professional videography industry.  This quarter we expanded a FireStore Panasonic connection.  Panasonic now carries two SKUs an FS-100 and FS-100 160 with expanded capacity.  In September, we exhibited IBC 2007 a major broadcast tradeshow the year in Europe.  We introduced additions to our high definition workload to the European market, including a new version 4.0 firmware, which includes FireStore 100 modifications specific to Panasonic.

The MCSDI-1 Camera-Mountable HD SDI single converter which has sparked a lot of interest in our worldwide resellers and the HX switcher series, which are ultra compact superior hi-def video switchers.

Although our enterprise business and media asset management and digital sign in experienced delays, we now have enterprise orders in hand that we believe we experienced a shift in revenue previously scheduled for Q3 and Q4 in 2007 into the fourth quarter of 2007 and first quarter of 2008.

In the U.S. MAM revenue averaged less than $40,000 a quarter during the first three quarters while our orders have jumped to $300,000 for Q4 this year.  We are now seeing — this quarter, Q4, I’m sorry.  We are now seeing the anticipated conversion of FireStore customer base in MAM sales.  Managing and distributing HD content remains a big opportunity and going into 2008 we look for the enterprise portion of our business to continue to grow for trends set being set in Q4.  With that, I will turn the call back to Gary for more on the financial review in details.  Gary?

GARY WILLIAMS:  Thank you, Brett.  For the third quarter of 2007, revenue was $7.8 million compared to $11.6 million in the third quarter of 2006.  During the third quarter the Systems Business revenue was $6.5 million compared to $5.4 million in the same quarter of 2006.  The Semiconductor Business revenue was $1.3 million compared to $6.2 million a year ago.  Revenue for the third quarter 2006 included considerable chip shipments for use in the Microsoft Zune.  Such orders did not occur in 2007.

Gross profit, as a percent of sales for the third quarter of 2007 was 45 percent compared to 50 percent in the third quarter of 2006.  The decrease is due to lower revenue and a shift in revenue mix.  Operating expenses during the third quarter of 2007 totaled $6.7 million compared to $6.4 million in the third quarter a year ago.  Research and development expenses were $3.5 million compared to $3.1 million in the same quarter last year.  Our net loss for the third quarter was $3.7 million or $0.05 per share versus the net loss of $866,000 or $0.01 per share in the same quarter of 2006.

For the nine months ended September 30, 2007, revenue was $23.2 million compared to $27.2 million in the nine months ended September 30, 2006.  Net loss for the nine months ended September 30, 2007 was $12.0 million or $0.16 per share, compared to a net loss of $12.9 million or $0.19 per share for the same period last year.

Moving on to the balance sheet, accounts receivable at September 30, 2007 was $4.6 million compared to $4.2 million at December 31, 2006.  DSOs were 55 days at September 30, 2007 compared to 48 days at June 30, 2006.  Inventories at September 30, 2007 were $4.1 million, which is consistent with inventories at December 31, 2006.

Sales order backlog at September 30, 2007 was approximately $1.2 million, a decrease of $600,000 compared to June 30, 2007.  During the quarter, we completed a financing raise of approximately $4.9 million in net proceeds.  As of September 30, 2007, we had cash, cash equivalents and available credit facilities of $6.0 million.  At September 30, 2007, total shares of common stock out standing were approximately 84.6 million.  I will now turn the call back over to Brett.

BRETT MOYER:  Thank you, Gary.  Now on the guidance, for the fourth quarter 2007, revenue is expected to be in the range of approximately $7.5 to $8.0 million.  We expect operating expenses of approximately $8.5 to $9.0 million, including R&D expenses of approximately $5.8 million which is a $2.3 million increase from Q3 ‘07 due to the initiation of a new generation single CMOS UWB chip. We are targeting gross margins as a percent of revenue in the 44 to 46 percent range for the fourth quarter.  And a loss per share between $0.07 and $0.08.

For the full year 2007, we currently anticipate revenue in the range of $30.7 to $31.2 million.  We anticipate 2007 semiconductor business revenue contribution to be approximately 18 percent of total revenue.  We are targeting gross margins as a percent of revenues of approximately 45 to 46 percent for the full year 2007.  We expect operating expenses to be approximately $30 to $30.5 million for the year.

For 2008, we believe the revenue for our existing Systems and Semiconductor businesses will increase approximately 20 percent over 2007.  Revenue from our Amcor relationship and expanding partnerships in the media appliance market is expected to add UWB revenue starting in March of 2008.

In summary, we are truly excited about all the aspects of our business and today I’m thrilled to have the team provide you an update of UWB market, as well as the demo of our technology compared to the competition.  With that, I will now begin the UWB demo, demonstration.  Today’s there’s going to be a bunch — we’re doing two things, both an analyst day and an earnings call.  We’re going to try to hold all questions until after we are through the UWB demo and then we’ll come back and answer any questions that you have.  But in the mean time, we have Tony Parker, who just joined us as VP of product marketing and Tom Hamilton who most of you met as GM in the Semiconductor Group.  And they’re going to take us through the UWB demo in terms of where the industry is, where we stand, where we think we’re going to be a year from now and some of the projects we’re working on.  So Tony?

TONY PARKER:  Can you hear me all right?  All right, good.  Just wanted to extend a welcome to everyone here tonight.  And thank you, Brett for the introduction.  It’s an exciting time for us here at Focus, primarily because we are on the cusp of rolling out a very robust UWB product, as well as aligning ourselves with some very strategic customers as we move forward.

Just as a reminder, I want to spend a little bit of time having you think back on what the goals and objectives were for UWB technology.  These are probably some numbers and figures you probably have seen over the course of many years, but now are becoming reality in terms of the technologies that we’ll be delivering in the near future and today.

As far as the technology is concerned it’s a 54 to 480 megabit per second wireless PAN focused on wireless USB.  Obviously, the goal here is to have one radio multiple protocol support, not only for USB but WLP which would be the IP protocol such as the Ethernet.  1394, Bluetooth 3.0 in the future and that’s the direction and the goals for the WiMedia technology group.

Targeting Bluetooth target is the overall objective and that’s the direction that we’re headed in and I have some charts later on that will show you the path and trajectory that we’re on at this point in time.

From a growth opportunity perspective, we just recently got in from Brian O’Rourke at In-Stat, the latest In-Stat numbers for forecasting ultra wide band technologies.  He’s projecting $250 million in IC market in 2008, most of that based on his understanding of what happens are coming to market with.   And most of that occurring in the second half of 2008 timeframe.

As far as the growth of the industry growing to about $1.6 billion in 2011, and I have some comments on that in the following charts, but fundamentally wireless USB will drive the initial growth of this market, I’m convinced of that with 2.3 billion wired USB shipments per year on average in 2006 and beyond, leveraging an existing USB driver investment base with uploads and downloads that, obviously occur in seconds versus minutes when you compare to the existing PAN technologies.

Where does the technology fit?  I think we believe and understand that it’s a complementary technology to wireless LAN and wireless WAN technologies, but without the overhead and baggage cost of wireless LAN with an access point where wireless WAN where you have service providers charging exorbitant amounts of dollars for services on a monthly basis.  Wireless PAN is or the individual who’s on the go, wants to take their content with them, recognizing that today and tomorrow’s growth will occur around multi media content.

The In-Stat objective UWB revenue is, as we stated, a little bit more detail on that.  The point I really want to make here is that the ASPs we find are in the $10.00 to $15.00 range in 2008 according to the In-Stat report is pretty consistent with our view.  As far as going down over time, this is going to take a dramatic investment.  This is one of the things that Brett alluded to earlier that we’re accelerating our investment into a single chip CMOS device to be introduced towards the end of 2008 to take a leadership position in cost, power and performance.

Is this all possible?  And I guess, for someone as myself and many here on the panel who have lived through 802.11 from its beginnings and also Bluetooth from its beginning, we all recognize the Bluetooth revenue curve here.  In 2001, it was a technology that was trying to die 1,000 — I guess, it was a death of a thousand cuts kind of thing.  There were times when people believed it wasn’t a technology that was viable.

But, it did find its place in the marketplace.  It also served a purpose primarily for human interface devices for audio and found its way into the handset market.  And once it achieved the price point and that price point being in the $5.00 to $6.00 range, the market began to explode.

From my perspective, wireless USB is on the same curve.  We find ourselves exactly where you’d have — Bluetooth was in the 2000, 2001 timeframe with expected ASPs in the $15.00 to $20.00 range initially rapidly coming down as the investments are made and roadmaps are achieved through a single chip CMOS device, as well as delivering on today’s technology and needs for the early adopters, which is high performance, data throughput and robust radio performance overall.

What makes us excited about the marketplace?  And I think you’ve seen this is that the — we’re seeing large consumer companies starting to introduce UWB into their product portfolios, especially at the high end both on the consumer and the PC segment.  As well as introductions of hub and dongle products as well IOGEAR, and D-Link.  And I think, one of the things that we’re seeing is that we’re more and more acceptance around the world standards trying to mitigate any of the barriers to UWB connectivity.  Ofcom [Ofcom is the independent regulator and competition authority for the UK communications industries, with responsibilities across television, radio, telecommunications and wireless communications services.] just approved that users will not need a license use UWB devices.  So the barriers are being brought down around the world.  And we’re finding ourselves on the cusp, again, of many suppliers announcing their initial products, as know start up the high end and we’ll migrate into their medium and low end systems over time.

From a performance perspective, we had the opportunity to look at the Toshiba and the IOGEAR products, which are based on WiQuest and Alereon silicon.  These are the two commercial devices we examined in our laboratory.  Comparing performance both in megabits per second in terms of throughput and meters in terms of distance, you cane the results here.  WiQuest is achieving just over 30 megabits per second on a one to three meg — one to three meter range based on the Toshiba laptop as a docking station.  The Alereon IOGEAR device, we actually tested well above 30 megabits at low — just short distances.  And as — performed actually quite well out to about 15 meters and then actually died at that point in time in our lab.

One of the things we point out is that, you know, there was an article in EE-Times last month on UWB seen a dead end.  This clearly shows that UWB is actually out performing some of the expectations.  The WiQuest product where [it] is actually meant to be a docking station, but in the end, you know, it’s not meeting what the technology is actually capable of delivering.  When we think about it 20 megabits per second at 15 feet is adequate for some applications but not what the technology was really designed to do.  When we think about what capabilities are needed, additional performance and distance in the beginning.  We have to meet those — that criteria to satisfy our customer’s needs.  The EETimes article mentioned is that the lack of performance both in distance and throughput were a key concern.

The results we’ve achieved with Focus is outstanding.  We’ve actually seen performance above 50 megabits per second at certain distances.  And we’re excited for the second half of this presentation, we’ll actually have a demo demonstrating some of the technologies, reminding you that this is in a lab environment.  These test results were taken for all products.  Rates may differ here, but you should see the relative difference in performance between each of the competitors that we have on stage here.

So, with that I’ll turn it over to Tom Hamilton who will finish up the presentation.

TOM HAMILTON:  Thanks, Tony.  What I want to go through now is we’ve got a radio — as Brett said, we’ve been focusing on going further and faster.  We’ll be demo-ing that today.  The other key piece of our strategy rolling out is our relationships, so how do we win?  We win by raising the bar in performance and meet and exceed that.

We also, are the only people in this business who actually have customers.  I mean we have a channel.  We have a channel through our video chips.  We have a lot of relationships there. We have a lot of customers there.  So we’re going to leverage that.

And finally, the chip that Brett mentioned this — a little early in the presentation, we are starting on an all in one chip that allows us to continue to drive down our roadmap in cost.

We’ve got the relationships.  I mean, this is a list of people that Focus does business with [Slide shows AMD, Apple, Canon, FreeScale, Gigabeat, Intel, JVC Professional, LG, Microsoft, Panasonic, Philips, RMI, Samsun, Sony, Thomson, and Toshiba]. As you can see it’s a who’s who in the industry for dealing with portable media, digital media, and video.  These are the people behind it.  We’ve got relationships with Intel and Microsoft, the main drivers behind wireless USB.  AMD, RMI, [and] Free Scale, [are the] people driving all of the portable media devices.  And then all of the major consumer electronics companies who knows how to move a brand, Toshiba, Sony and Canon and JVC and Phillips, all of these companies know how to move product and they’re all our customers.  So the — our strategy is leveraging on that.

Right now, we’ve got about a 35 percent market share on video convergence in the discreet encode scaler piece of it.  Most of that is concentrated in portable media devices.  We’re introducing hub and dongle UWB reference designs for people use. And we’re also partnered with Amcor to start our production in Q1.

In portable medial appliances, these are — started out as MP3 players.  As everybody knows, this is taking off like crazy.  OEMs are adding video out and we estimate that 20 to 30 percent of them support video encoding.  We have a very strong market position there.  We’ve just introduced the FS-471 and it’s all ready got 13 design starts on it including in smartphone and portable media player — portable media appliance applications, but it’s very successful.

And then, building on that with a couple of our partners that we’ve all ready mentioned there on the slide back there.  We’ve developed — we’re developing wireless USB reference designs to go in these portable media devices.  So you can take your portable media player and sync it to your laptop wirelessly so you don’t carry any cables anywhere.

In the mobile handset market, that’s the largest market in the world in terms of unit volume for consumer — for electronics.  And what’s happening is that’s becoming an all in one product with the connectivity with multi media devices really leading.

We’ve driven into that with the FS-471 all ready.  We’ve gotten design starts in there.  And in UWB, the wireless USB and Bluetooth are going to be the way you change media.  So you’re going to have a handset and you’re all ready starting to see it in things like iPhone which is, everybody knows about that, well how do you sync it?  Everything about the iPhone is wireless except syncing to your PC.  This lets the portable media appliances go totally wireless.  And that’s where we’re headed.  And that’s what we’re leveraging on.

So, where is this going?  In 2008, we’re going to leverage our customer base with our differentiations.  We’re going to — we’ve got a better product.  We’ve got a strong customer base. That’s how we address it. We’re developing a single chip CMOS solution which is aimed at being very profitable at ‘09 and ‘10 price points so we’re aiming — we’re going to be sampling that by year end [2008] and it’s targeted to be very cheap in ‘09 and ‘10.

We see further out high volume solutions.  We’ll start integrating wireless USB that’s going to be make things even more ubiquitous.  Remember, we’re building off the 2.6 billion — excuse me 2.3 billion unit market for USB — wired USB last year and it’s just growing.

We also this as a potential entry point for partners.  We have a number of partners in large semiconductor companies.  We think, ultimately they need to be in this space and that we’re well positioned to deal with them.  So that’s where we’re going.

So what we’d like to do now is give you a demonstration and the demonstration — we’ve got two [competitive] units here.  We’ve got the Toshiba laptop which contains the WiQuest chip set.  And we have an IOGEAR hub and dongle which are, in both cases, all of these are hooked to hard drives for the data transfer.   And then we have our own hub and dongle.  Now, we’re going — because when you start looking at benchmarks and you look at how things run, the only fair benchmark for how our radio is working to look at it by itself.  We’re going to run each one individually and show you that working and show that working.  So we’ll start with the Toshiba, go to the IOGEAR and then go to Focus product.

OK.  The first product is the Toshiba.  Is it up and going?  OK.  It’s detecting — the Toshiba product is a docking station that’s meant to be a wireless dock with this high end laptop.  And OK, are we connected?

BRETT MOYER:  For those people that are on the phone right now we’re trying to get the two competitive units running, and we’re having a hard time getting up although they were working about 30 minutes ago.  So if you’ll bear with us, we’ll continue to get these going.

OK, so for the people on the phone, what we’re going to, obviously, we’ve having trouble with the two competitive units, we’re going to run and demo ours now explain what we’re seeing and in courtesy for the people who are on the phone, we’ll go back and do Q&A.  And then after Q&A we’ll come back and try to get the other two units running, which were running about half an hour, ago, but clearly, there’s— as has been documented in a lot of the trade press [there are] kludg’y solutions out there and we’re suffering from those solutions, OK.

TOM HAMILTON:  OK.  So now we’re [Focus technology] running.  What this meter is showing is a transfer rate.  As you get — as you pull the data across the link from the hub over to the radio over there.  So — and when somebody walks in between it can impair it.  And it will run down.  As you can see, we’re running in the 40 megabit range. And it even does that in the face of impairment.  So, if I walk across — all the way across here it’s still running.

So, the — now as I get close to this and start getting myself and my hands around it, I can drive the data rate down.  But we’re consistently running up in the 35 to 45 megabit range.

Now, in the — what’s going on in terms of throughput in all of these, and that’s what we’re measuring here is throughput is this is after protocol.  If you take the wireless USB protocol it puts a lot of overhead on the transfers.  So, the best any solution is going to do is up in the 50 to 60 megabit range in a wired configuration in a hub and dongle configuration.

And we’re getting pretty close to that now. So, the — if you’ll give us a few minutes, we’ll get the other two going so we can see them working also and you’ll see that they’re not working at as a good of speed and do that while Brett’s taking Q&A.

OK, Brett’s got a good advice.  What — basically what we’re trying to do in getting the units going is to show you what we’re seeing in terms of transfer rate and what we’ve seen in the labs, which basically has that the units have trouble dealing with impairment.  The charts that Tony showed you, the Toshiba is aimed at a docking station.  It’s good to a couple of meters.  What you’re going to see when this starts running is the Toshiba transferring in the 20 to 30 megabit range.  You’re going to see the IOGEAR transferring in about that range.  The IOGEAR is a little more — it’s more robust than the Toshiba, but not as robust as ours.  So, that’s what we’re going to get going.  And I apologize for our lack of getting that up and going.

UNKNOWN:  ((inaudible)).

TOM HAMILTON:  What we’re measuring — OK, the question is, “What are we measuring on the screen, what are you seeing the screen?”  The screen, and especially for the people that are out on the telephone, the screen is showing a meter with transfer rate.  So it’s measuring the transfer rate that we’re getting across the link.  So we’ve got a hub over there.  And that hub is busy transmitting to the dongle which is over here on the PC. And what we’re measuring is how fast is that transfer going.  So that’s what you’re seeing there.  This is a data transfer.  So, wireless USBs mostly a bulk data transfer, so it’s good for shipping.  You’re going to ship data over to your printer.  You want to ship data between your portable media player and your PC.  You want to ship it between your hard drive and your PC.  So — and that’s where data rate really starts becoming important.

I mean the last analyst day we showed you we could ship video around.  We’re showing you now, we can ship — that this is for file transfer and we can do that at a very high rate.  And that’s what wireless USB is all about.  And so this demo is for wireless USB.

BRETT MOYER:  OK.  So we’ll open up to questions, the floor to questions.  They can cross the whole category.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  Yes, last year, actually — so the question is, “The semiconductor revenue was $1.3 about versus $7.0 million last year.”  And last year we shipped the bulk of the business for the Microsoft Zune chip in Q3, which was an aberration.  That was a large build for Christmas season run on Microsoft Zune.  Their sell through didn’t meet their expectations.  And we didn’t see any replenishment orders in ‘07.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  No we don’t — so on the TV-out piece, we don’t anticipate any Microsoft Zune business, currently.  What we are seeing is that non-Microsoft business, so we talked about we had a 35 — we estimated our share of 35 percent.  That used to be about 10 percent, right.  So that piece is growing.  If you look at the number of design starts for people who listen to our traditional conference calls, the design starts are up about 30 percent the first three quarters of this year versus the same three quarters last year.  So the non-Microsoft business is going to grow in proportion to those design starts who are approximately 30 percent.  We talked about 20 percent in the script.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  Yes.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  Yes, so we didn’t give a sum total for ‘08.  If you take the $31 million or $32 million and add 20 percent of that of the existing business that puts you up in the $37 million to $38 million category.  And we’ve left it up to the analysts to project how much UWB the industry is going to be and what our share is.  I think, with the In-Stat numbers, those numbers are clearly — where’s Tony — around $250 million revenue for the industry in ‘08.  I think what we’re showing you today at least graphically on the chart that we have a very — we’ve demonstrated a very strong signal and think graphically we’ve showed you that we’re outperforming our competition.

Now — so the variables that the analysts have to look at is it a $250 million industry, a $170 million, where do we fit in that piece?  I think we’ve got a strong technology.  We’ve got a strong customer base, so we’re going to get a good chunk.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  The profitability which we’ve talked about in the past is generally around $15 million a quarter to cover all UWB investment, as well, right.  The big drain on the P&L right now is the UWB investment.  Right.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  No, no we have a peak — we’re going to have a peak in Q4 with the new CMOS chip.  I mean at the beginning it’s a start of a new generation of technology.  There’s always IP licensing that takes a hit on the P&L because no amortization of it.  So, the expense numbers we talked about being between $8 and $9 million for Q4 will drop back down in Q1, again.

UNKNOWN:  ((inaudible)).

BRETT MOYER:  $4.9 [million].

UNKNOWN:  ((inaudible)).

BRETT MOYER:  Well, we had a specific objective on the raise last quarter to get past demo-ing [UWB] be able and get to the point where we could demo [UWB] technology, demonstrate superior [UWB] technology, start establishing a customer base and shipping revenue.

UNKNOWN:  I guess the question was how long does the $4.9 million last you until — when might you need another raise?

BRETT MOYER:  Well that particular piece of money will last us into ‘08.

UNKNOWN:  Thank you.

BRETT MOYER:  Yes. Jay.

JAY SRIVATSA, ROTH CAPITAL PARTNER:  A couple of questions, Brett, so the digital signage business, can you elaborate how much — what percentage of your business was and why they drop off, is it seasonal?  Did you lose any customers?  Can you talk to us?

BRETT MOYER:  So the Q2 call, the signage business really caught us by surprise.  There are some projects in Europe that got deferred and we announced that in Q2.  The piece that’s really slow right now is we are looking at moving the FireStore customer base into that asset management category.  We’ve got a lot of stuff in the pipeline.  And when we prepared this script, yesterday, we had about $300,000 of backlog for Q4 versus the average of $40,000 in the prior three quarters.  And we booked another order, yesterday, that, I think is going to be another $50,000 to $80,000 so we booked today, right.

So, what really got delayed was just the conversion and the bringing up of asset measurement to our plan.  Signage is slow.  We expect it to be slow.  We’re bringing out a new line of products in Q1 of ‘08, and we expect that revenue to ramp up, right.

JAY SRIVATSA:  You said there’s some overlap into Q4, right, the signage business, the different part of it.

BRETT MOYER:  Yes, the signage business is [not] zero.  The signage business in Q2 we took down to approximately a couple of million dollars of revenue a year annualized.  And that’s still there.  Asset management has not grown as fast as we wanted in Q3, and — but we did see that start picking up in Q4 now, where we’ve gone from a $40,000 to probably $350,000 quarter to quarter.

JAY SRIVATSA:  If your systems business was strong, why was the market slower sequentially in the September quarter?

BRETT MOYER:  So, in the system business year-over-year, the system business [gross margin as a percent of revenue] grew 400 basis points.  Now [for] the corporation the margin was lower, because Microsoft was the very high margin product for us last year, on two accounts, one on the actual product and the terms around the Microsoft deal and two, the higher volume also gives you a better margin improvement.  So if you just look at the system P&L in the [10-]Q, when it files, you’ll see that the system P&L picked up 400 basis points from the prior year.

JAY SRIVATSA:  Yes, but sequentially margins were down from the June quarter.

BRETT MOYER:  Yes, so sequentially there were some minor mix issues.  And a little bit of revenue was down a little bit.  And probably $150,000 inventory write offs, $110,000.

JAY SRIVATSA:  OK.  Going to the CMOS chip, it appears there are several companies all ready out there who have a CMOS solution and you now are launching your chip at least get into the tape-out stage.  I’m not sure what the schedule is in terms of when you hope to have it but do you have the concern that the market might be slipping away from you in terms of alternative solutions out there?  Or what’s your sense of when this market could come to bear?

BRETT MOYER:  We actually really don’t have any concerns about that, because again, there’s a lot of people that rushed into it.  One competitor, in particular, has been working on a single CMOS for as long as the industry has been working for five years, right.  [Staccato] It’s really around performance.  So our objective was to get out this type of performance that will start meeting the industries, and then bring that technology down into a viable CMOS chip.  We haven’t seen a viable CMOS chip, yet.

JAY SRIVATSA:  OK.  Well we’ll get real tech results out there with the CMOS chip.

BRETT MOYER:  Yes.

JAY SRIVATSA:  In terms of overlap between your silicon germanium chip and the CMOS chip, obviously, you’ve got a working silicon germanium chip, how much of the expertise can he carry over to CMOS.  It is a different process.  So the question I have is how comfortable that you introduce a chip that it will work as well as your silicon germanium does.

BRETT MOYER:  Tom knows.  That’s his question.

TOM HAMILTON:  The answer to that is couple fold.  One is we’re doing — we have a couple of partners on this that we haven’t announced and they both have significant expertise and experience in this area.  So that’s one piece of insurance that we’re putting in.  The second piece is that we’re doing this with project wafers and we’re doing it so we’re doing multiple spins.  We talked about sampling in late ‘08.  There’s several spins between here and now to get that because we anticipate that that will be necessary.

Our partners have — we, of course, have had a lot of experience with this, and our partners have also had a lot of experience with it. So, that’s where — that’s why we think we’re going to be able to do it.

JAY SRIVATSA:  So what happens to your silicon germanium chip?  Are you going to stop production on this?  Are you going to ramp production?  What’s the status there?

TOM HAMILTON:  Well, in our overall roadmap, remember, we’ve always pushed the high performance TALERIA™ product and the silicon germanium chip is basically capable of handling that.  So our roadmap includes bringing up TALERIA mode using the silicon germanium chip.  So the answer is we’ll continue to sell it but in high end applications, we’re looking at having a differentiated product line.

JAY SRIVATSA:  So longer term you’re going to have both?

TOM HAMILTON:  Yes.

JAY SRIVATSA:  Last question, and I’ll give it to somebody else.  Gary, in terms of cash burn what was the burn for the quarter?

GARY WILLIAMS:  Cash burn — cash used in operations was $3.0 million.

JAY SRIVATSA:  OK.  So is that the rate you’re looking at going forward in addition to the one time R&D expense that you’re going to incur next quarter?

BRETT MOYER:  That would be a fair estimate.

JAY SRIVATSA:  OK.

BRETT MOYER:  Well they’re trending down, Jay, obviously, because we’re expecting revenue to increase, right.

JAY SRIVATSA:  Sure.

BRETT MOYER:  So that has been our historical baseline of $3.0 million, we will have a $1.8 million bump on that with the IP licensing for the CMOS chip.  And then we’ll star trending back down.

JAY SRIVATSA:  So that’s $4.8 million, pretty much right beside your cash rate.  So what are you going to — how are you going to support future funding of it then?

BRETT MOYER:  Well we’ll need to raise cash in ‘08.  It won’t be late in ‘08, right.  I mean our objective was to get to stay in front of the industry, to bring good technology into the industry and be a dominant player.  So the $4.8 million — the $4.9 million that we raised, that gets us through CES.  That gets our partners announced.  That gets our technology demonstrated as we’re going to start doing today.  And we’ll have to address funding in Q1 some time.

JAY SRIVATSA:  I’m just curious, why not just do one raise to get enough funds to do the whole thing, as opposed to you raised some earlier this year, and now you’re raising again, and you plan to raise again.  Why this piecemeal approach?

BRETT MOYER:  Well, because I think raising the money at the last round we did was terrifically good opportunity for the investors, some of which are in the room.  And I don’t expect the stock to be where it is — where we are today at the next time I have to do a raise, right.  It’s a higher round, there’s higher value.  We were trading at $1.40 in June before pushed the chip back.  You know now we’re trading at $0.85, right or $0.95, right.  So, we’ve got a chip out working.  We’ve got customers coming.  We’re on the step for revenue.  I think the stock is going to trend up and we’ll do a raise in which it minimizes the dilution.

JAY SRIVATSA:  OK.  Thank you.

UNKNOWN:  Two quick questions on the demo that we saw.  What’s the measured distance between your radio and receiver here?  And then also can you talk about the relative power requirements between the three solutions, is that apples to apples?

TOM HAMILTON:  Sure.  OK.  The distance, we got a tape measure out, it’s from the wall to the glass is 24 feet.  So, subtract out maybe four feet from the wall and we’re looking at maybe 20 feet between here - and  that’s as far as we could go.  We got the biggest room we could find in Manhattan that we could afford. [LAUGHTER]

This distance is obviously, as you see maybe 18 inches.  I have the Toshiba running now, so if you’d like I can — we do that demo.

BRETT MOYER:  Before you do the demo, can you close the loop on the power- relative power...

TOM HAMILTON:  I’m sorry.  In terms of the relative power, they’re all pretty competitive.  I mean first of all, the transmit power is regulated by the FCC and they’re all running as high as they can.  Because obviously, that’s performance driven. There’s no benefit to backing off of the power.

In terms of power to run — power dissipation, they seem to be comparable from what we can see and measure.  We’ve measured, in particular, the IOGEAR and we measured the Wisair base solution that came out last year in Belkin and those are both comparable to what we have.  So, Toshiba is a little more difficult to measure simply because of the configuration.

OK.  So I’m going to turn on the Toshiba demo now.

BRETT MOYER:  Who let Microsoft in the room? [LAUGHTER]

TOM HAMILTON:  Yes, right.

BRETT MOYER:  OK.  Does anybody have any other questions while we’re working on bringing up Toshiba again?  Anybody from the …

TOM HAMILTON:  There we go.

BRETT MOYER:  Are we up and running?

TOM HAMILTON:  We’re going.

BRETT MOYER:  OK.

TOM HAMILTON:  OK.  It’s sitting in here at about 21 [megabits].  And it’s pretty short range, as we back it out, out to here, it’s going to start falling way off.  And there, it just disconnected the — what you see going on there is we went out.  The port disconnected the meter, which is an averaging meter was starting to fall off as the rate went to zero.  And so the whole thing crashed which is what it should have done as you broke the link.

Now, in fairness to Toshiba they’re positioning this as a port replicator for your desktop and the manual says, “Don’t move it more than half a meter, a foot-and-a-half from your PC.”  And we just moved it.  So that’s the Toshiba.  We’ll get the IOGEAR going now.

BRETT MOYER:  While Tom is working on that does anybody have any questions?  Yes, Mike.

MIKE EASSON, MERRIMAN CURHAN FORD & CO.:  Yes, Brett, could you talk a little bit more about some of the opportunities, design opportunities out ‘08.  Are they all hub and dongle solutions?  Or do you have any traction with the laptop vendors themselves, PMP players, things like that?

BRETT MOYER:  Yes, so we put an announcement out a week today that really talked about some early, early stage.  So the one advantage I have on the partner is we were able to go out and starting working on stuff. So one was Amcor.  We have five or six OEMs in Asia that are looking at doing hub and dongle type stuff.  They’ll take longer than Amcor because we’ve been helping Amcor aggressively.  After that, there are two reference designs for media appliances that are going to come out.  We expect one in Q1 and one in Q2, but those are reference designs with processor partners, right.  And those will get rolled out for media app because one is portable, one is home entertainment environment.  So those are beyond the hub and dongle space.

Regarding laptops and printer, so we’re — we got this chip back at the end of September.  We’ll start selling this and being on the road, literally for the next 12 weeks, right. So, it’s too early to talk to you about who those people are and what that response is. Because system [overall response] response we’ve had during this 90 day delay is that people are looking for a better technology and a better performance similar to what we’ve seen on the — what you’ve seen in those graphs. So, as we go through this year you’ll start seeing — you’ll start talking about that stuff in Q1 and Q2 earnings calls.

BRETT MOYER:  Yes, I mean so broadly speaking, you know, you have 802.11 flavors, a very narrow band, a very high powered signal.  It will be capable to go through many walls.  But, you aren’t — you’re going to share that with everybody else in the area and not be able to reserve your slotting in terms of data transfer, right.

You get into UWB, you’re now talking about a broader pipe that’s lower power.  But, you know, you’re going to be able to get a lot more data and faster data and you’re going to be able to structure so you can reserve and have priority over the single so you don’t get interrupted by other people coming in and compete.

Second, UWB is designed to be not only a hub and spoke, which 802.11 is, comes into a router and goes out. The UWB will also let you be point-to-point.  So you take a digital camera at some point and point it off to the printer, or point it off to the hard drive and send it straight on to those devices.  As opposed to going to the PC and to the PC sending it to hard drive or sending it off to the printer.

I should have let Tony do that.  Tony knows this stuff.  He’s got 20 years of wireless experience.  I don’t know what I’m doing talking about this.  Tony, do you want to add anything?

TONY PARKER:  Sorry. So, from a cost perspective, I think you’ll see 802.11 go up in terms of providing the quality of service that it’s targeted for.  Where technologies like this that can deliver, you know, high speed point to point, as well as ad hoc networking between devices is going to be much lower cost than the future 802.11.  You don’t need an access point, you know, which is additional networking.  You don’t need networking expertise, which is some of the things that consumers like Toshiba and a lot of the consumers [companies] like Onkyo and, you know, others that are out there that are developing consumer products that are for people like — the majority of people that don’t understand networking.  They just want the devices to be able to talk to each other when they power up. So this is one technology that can deliver that.

UNKNOWN:  (INAUDIBLE).

BRETT MOYER:  You’ve got to repeat the question, Tony.

TONY PARKER:  So the question is how in an 802.11 network you would do a transfer from like a digital camera over the 802.11?  Well basically it would go from your camera to an access point and then back to your PC.  So, you have a hub that manages the network between all of the IP addresses on the network. So you have to have a network device just like you would need another device for a printer to manage, you know, print services.  So it’s an actual network that a customer has to manage.

Whereas, with wireless USB, you basically can have a dual role device that can be a master or a device and you can communicate peer-to-peer, you know, through those devices, while having to go through any extra hardware.

UNKNOWN:  (INAUDIBLE)... all using the system in an enclosed area.  Have you looked at that?

TOM HAMILTON:  The question is, if you have a hub and dongle how many simultaneous things can be running and how many video streams?

Remember that — and the answer is keep in mind that hub and dongle is USB.  And the way USB works is one thing works at a time.  So you’re not streaming multiple things across.  You’re probably much going one thing at a time.

In terms of sharing IP networks and the IP protocol, which was on an earlier slide, is capable of supporting multiple streams.  Now, the answer, specific answer to your question, using the IP protocol rather than the USB protocol would be - depends on your distance and depends on your bandwidth, but basically you need on the order of about 40 megabits worth of bandwidth, including retransmission time to transmit one high definition stream.

Now, that’s assuming it’s a 20 to 25 megabit video stream and then you have to have overhead on top of that to allow for retransmission so it’s error free.  So if you’re sitting on top of the Phy that’s running at some distance, I mean at 480 and short range you’re going to get a lot of streams in there.  You’re going to get easily 10.  If you’re looking at long range with a 53.3 megabit stream using WiMedia you’re going to get one.  So it depends on the distance.  Does that answer your question?  OK.

TOM HAMILTON:  So this is the IOGEAR system running, right now.  And again, we’re transmitting from a — to the hard drive over there.  You can see the hard drive blinking, that it’s busy writing over here.  And we’re running about 15 megabits in this space right here.  You’ve got about 20 feet.  So, that’s the — what you run into, I mean the IOGEAR is reasonably solid.  It’s the best of our competitors that we’ve seen using the Alereon chip, but as you can see; it’s not running that fast.  So and depending — we’ve been, as we set up, sometimes we could break the link if I was standing right here and sometimes we didn’t.  It depends on the multi path characteristics and what’s going on.  So I’m standing here trying to break it but it’s not breaking this instant.  But it’s also not running very fast.

BRETT MOYER:  Yes, Jay.

JAY SRIVATSA: dramatically in ‘08.  What kind of ASPs do you expect to get on the silicon germanium chip as you get into commercial production?

BRETT MOYER:  In ‘08?

JAY SRIVATSA:  Yes.

BRETT MOYER:  Well, as Tony said, $12.00 to $15.00.

JAY SRIVATSA:  OK.  And how does the CMOS chip change that equation?

BRETT MOYER:  Dramatically.

JAY SRIVATSA: Ball park?

BRETT MOYER:  All we’re going to say now is we don’t have- we don’t fear the pricing curve on this slide.

TOM HAMILTON:  If you go into that slide and you go in the 2009, ‘10 and ‘11 range, we believe that chip will be price competitive in that timeframe, at nice healthy margins.

JAY SRIVATSA:  OK.  Thanks.

BRETT MOYER:  OK, are there any other questions?  OK.  If not, we’re obviously here and available for more questions.  There’s beer, wine and cheese in the back.  And I’d like to thank everybody’s come in and listened to this on the call.  I’m sorry we couldn’t arrange it so that you [listeners on the phone] could also ask questions.  But you can certainly e-mail us if you’ve got any questions for those that have been on the telecommunications world and thank you for coming.

OPERATOR:  Ladies and gentlemen, that concludes your conference call for today.  We thank you for your participation and ask that you please disconnect your lines.

END